EXHIBIT 99.1

                     THOMASVILLE BANCSHARES, INC.
                         THOMASVILLE, GEORGIA

                  CONSOLIDATED FINANCIAL STATEMENTS
                         FOR THE YEARS ENDED
                     DECEMBER 31, 2002 AND 2001



                          TABLE OF CONTENTS
                          -----------------

REPORT OF INDEPENDENT ACCOUNTANTS                                         1

CONSOLIDATED FINANCIAL STATEMENTS

     Consolidated Balance Sheets                                          2

     Consolidated Statements of Income                                    3

     Consolidated Statements of Changes in Shareholders' Equity           4

     Consolidated Statements of Cash Flows                                5

     Notes to Consolidated Financial Statements                           6


                   [LETTERHEAD OF FRANCIS AND COMPANY, CPAS]

                      Report of Independent Accountants
                      ---------------------------------


Board of Directors and Shareholders
Thomasville Bancshares, Inc.
Thomasville, Georgia

	We have audited the accompanying consolidated balance sheets of Thomasville Bancshares, Inc., (the "Company"), and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

	We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

	In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thomasville Bancshares, Inc., and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

                            /s/ Francis and Company, CPAs

Atlanta, Georgia
March 4, 2003



                           THOMASVILLE BANCSHARES, INC.
                               THOMASVILLE, GEORGIA
                           CONSOLIDATED BALANCE SHEETS


                                    ASSETS
                                    ------
                                                     As of December 31,
                                               -----------------------------
                                                    2002            2001
                                                    ----            ----
Cash and due from banks                        $  11,827,153   $   6,223,676
Federal funds sold, net                            1,714,481         356,202
                                                ------------    ------------
  Total cash and cash equivalents              $  13,541,634   $   6,579,878
Securities:
 Available-for-sale at fair value                  7,658,460       7,135,162
Loans, net                                       154,899,944     134,335,739
Property and equipment, net                        4,168,044       3,694,814
Goodwill                                           3,417,259          -  -
Other assets                                       1,703,006       1,522,783
                                                ------------    ------------
  Total Assets                                 $ 185,388,347   $ 153,268,376
                                                ============    ============

                        LIABILITIES AND SHAREHOLDERS' EQUITY
                        ------------------------------------
Liabilities:
------------
Deposits
  Non-interest bearing deposits                $  22,324,716   $  16,562,792
  Interest bearing deposits                      131,595,672     116,150,265
                                                ------------    ------------
       Total deposits                          $ 153,920,388   $ 132,713,057
Borrowings                                        15,150,845       6,000,000
Other liabilities                                    608,374         666,206
                                                ------------    ------------
  Total Liabilities                            $ 169,679,607   $ 139,379,263
                                                ------------    ------------

Commitments and Contingencies
-----------------------------

Shareholders' Equity:
---------------------
 Common stock, 1.00 par value, 10,000,000
 shares authorized; 1,443,558 (2002) and
 1,395,000 (2001) shares issued
 and outstanding                               $   1,443,558   $   1,395,000
Paid-in-capital                                    8,761,714       8,200,908
Retained earnings                                  5,452,079       4,265,111
Accumulated other comprehensive income                51,389          28,094
                                                ------------    ------------
   Total Shareholders' Equity                  $  15,708,740   $  13,889,113
                                                ------------    ------------
   Total Liabilities and Shareholders' Equity  $ 185,388,347   $ 153,268,376
                                                ============    ============

           Refer to notes to the consolidated financial statements.



                          THOMASVILLE BANCSHARES, INC.
                             THOMASVILLE, GEORGIA
                        CONSOLIDATED STATEMENTS OF INCOME

                                          For the Years Ended December 31,
                                      ----------------------------------------
Interest Income:                          2002          2001          2000
---------------                           ----          ----          ----
 Interest and fees on loans           $  9,627,721  $  9,760,452  $  9,226,566
 Interest on investment securities         403,476       588,166       445,388
 Interest on federal funds sold             77,899       190,606       201,287
                                      ------------  ------------  ------------
    Total interest income             $ 10,109,096  $ 10,539,224  $  9,873,241
Interest Expense:
 Interest on deposits and borrowings     4,245,679     5,208,018     4,670,015
                                      ------------  ------------  ------------
Net interest income                   $  5,863,417  $  5,331,206  $  5,203,226
Provision for possible loan losses         240,000       415,000       510,000
                                      ------------  ------------  ------------
Net interest income after provision
 for possible loan losses             $  5,623,417  $  4,916,206  $  4,693,226
                                      ------------  ------------  ------------
Other Income:
 Fees, money management               $    496,420  $     -  -    $     -  -
 Service fees on deposit accounts          541,302       547,325       497,589
 Miscellaneous, other                      328,228       263,002       152,434
                                      ------------  ------------  ------------
     Total other income               $  1,365,950  $    810,327  $    650,023
                                      ------------  ------------  ------------
Other Expenses:
  Salaries and benefits               $  2,260,889  $  1,711,444  $  1,479,560
  Data processing and ATM                  201,463       157,617       183,553
  Advertising and public relations         203,889       136,623       142,067
  Depreciation and amortization            352,509       298,327       291,111
  Professional fees                        293,313       136,623       119,097
  Other operating expenses               1,076,689       753,452       677,614
                                      ------------  ------------  ------------
     Total other expenses             $  4,388,752  $  3,194,086  $  2,893,002
                                      ------------  ------------  ------------
Income before income tax              $  2,600,615  $  2,532,447  $  2,450,247
Income tax                                 843,647       850,420       931,679
                                      ------------  ------------  ------------
Net income                            $  1,756,968  $  1,682,027  $  1,518,568
                                      ============  ============  ============

Basic earnings per share              $       1.23  $       1.21  $       1.10
                                      ============  ============  ============
Diluted earnings per share            $       1.19  $       1.16  $       1.06
                                      ============  ============  ============

Weighted average number of
shares outstanding:
     Basic                            $  1,433,866  $  1,395,000  $  1,384,274
                                      ============  ============  ============
     Diluted                          $  1,480,223  $  1,447,372  $  1,430,354
                                      ============  ============  ============


           Refer to notes to the consolidated financial statements.




                          THOMASVILLE BANCSHARES, INC.
                              THOMASVILLE, GEORGIA
              CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002


                                                       Accumulated
                                                          Other
                 Common Stock        Paid                Compre-
              ------------------     -in-      Retained  hensive
              Shares   Par Value    Capital    Earnings  Income      Total
              ------   ---------    -------    --------  ------      -----

Balance,
December 31,
  1999       1,380,000 $1,380,000 $8,002,961 $1,966,766 $ (37,979) $11,311,748
             ---------  ---------  ---------  ---------  --------   ----------

Comprehensive income:
 Net income,
  2000          --          --         --     1,518,568     --       1,518,568
 Net unrealized
  gains,
  securities    --          --         --        --        39,832       39,832
             ---------  ---------  ---------  ---------  --------   ----------
Total
 comprehensive
 income         --          --         --     1,518,568    39,832    1,558,400

Stock options,
  restricted
  stock         --          --        49,100     --        --           49,100

Exercise of
 stock
 options        15,000     15,000     60,000     --        --           75,000

Dividends
 paid            --         --         --      (414,000)    --        (414,000)
             ---------  ---------  ---------  ---------  --------   ----------
Balance,
 December 31,
 2000        1,395,000 $1,395,000 $8,112,061 $3,071,334 $   1,853  $12,580,248
             ---------  ---------  ---------  ---------  --------   ----------
Comprehensive income:
 Net income,
  2001          --          --         --     1,682,027     --       1,682,027
 Net unrealized
  gains,
  securities    --          --         --        --        26,241       26,241
             ---------  ---------  ---------  ---------  --------   ----------
Total
 comprehensive
 income         --          --         --     1,682,027    26,241    1,708,268

Stock options,
  restricted
  stock         --          --        88,847     --        --           88,847

Dividends
 paid            --         --         --      (488,250)    --        (488,250)
             ---------  ---------  ---------  ---------  --------   ----------
Balance,
 December 31,
 2001        1,395,000 $1,395,000 $8,200,908 $4,265,111 $  28,094  $13,889,113

             ---------  ---------  ---------  ---------  --------   ----------
Comprehensive income:
 Net income,
  2002          --          --         --     1,756,968     --       1,756,968
 Net unrealized
  gains,
  securities    --          --         --        --        23,295       23,295
             ---------  ---------  ---------  ---------  --------   ----------
Total
 comprehensive
 income         --          --         --     1,756,968    23,295    1,780,263

Stock options,
  restricted
  stock         --          --        88,204     --        --           88,204

Purchase of
 stock         (36,442)   (36,442)  (692,398)    --        --         (728,840)

Sale of
 treasury
 stock          36,442     36,442    692,398     --        --          728,840

Exercise of
 options        30,000     30,000    120,000     --        --          150,000

Issuance of
 stock          18,558     18,558    352,602     --        --          371,160

Dividends
 paid            --         --         --      (570,000)    --        (570,000)
             ---------  ---------  ---------  ---------  --------   ----------
Balance,
 December 31,
 2002        1,443,558 $1,443,558 $8,761,714 $5,452,079 $  51,389  $15,708,740
             =========  =========  =========  =========  ========   ==========


              Refer to notes to the consolidated financial statements.



                          THOMASVILLE BANCSHARES, INC.
                             THOMASVILLE, GEORGIA
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          For the Years Ended December 31,
                                      ----------------------------------------
Cash flows from operating activities:     2002          2001          2000
------------------------------------      ----          ----          ----
  Net income                          $  1,756,968  $  1,682,027  $  1,518,568
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
      Provisions for loan losses           240,000       415,000       510,000
      Depreciation                         352,509       298,327       291,111
      Net amortization, securities         110,383       (78,208)      (44,827)
      Deferred asset                        88,204        88,847        49,100
  (Increase) in receivables
   and other assets                       (180,223)      142,270      (528,818)
  (Decrease) in payables
   and other liabilities                   (57,832)       32,585       238,672
                                      ------------  ------------  ------------
Net cash provided by
  operating activities                $  2,310,009  $  2,580,848  $  2,033,806
                                      ------------  ------------  ------------

Cash flows from investing activities:
------------------------------------
   Purchase of securities, AFS        $    (79,066) $     -  -    $     -  -
   Purchase of securities, AFS          (3,417,259)       -  -          -  -
   Purchase of securities, AFS          (6,131,320)  (12,394,650)   (7,814,467)
   Maturity and calls
     of securities, AFS                  5,600,000    17,000,000     4,800,000

   Sale of securities                      -  -           -  -         500,000
   Decrease in other
     real estate owned                     -  -          137,844       649,385
   (Increase) in loans, net            (20,804,205)  (27,632,273)  (17,505,566)
   Purchase of premises
     and equipment                        (825,739)     (558,716)     (138,828)
                                      ------------  ------------  ------------
Net cash used in investing activities $(25,657,589) $(23,447,795) $(19,509,476)
                                      ------------  ------------  ------------

Cash flows from financing activities:
------------------------------------
   Exercise of stock options          $    150,000  $     -  -    $    75,000
   Issuance of stock                       371,160        -  -         -  -
   Increase in deposits                 21,207,331     6,819,262   27,742,509
   Increase in borrowed funds            9,150,845     4,000,000     (395,136)
   Dividends paid                         (570,000)     (488,250)    (414,000)
                                      ------------  ------------  ------------
Net cash provided
   by financing activities            $ 30,309,336  $ 10,331,012  $ 27,008,373
                                      ------------  ------------  ------------

Net increase/(decrease) in cash
   and cash equivalents               $  6,961,756  $(10,535,935) $  9,532,703
Cash and cash equivalents,
    beginning of period                  6,579,878    17,115,813     7,583,110
                                      ------------  ------------  ------------
Cash and cash equivalents, end period $ 13,541,634  $  6,579,878  $ 17,115,813
                                      ============  ============  ============

Supplemental Information:

Income taxes paid                     $    820,617  $    843,500  $    975,000
                                      ============  ============  ============

Interest paid                         $  4,409,382  $  5,160,637  $  4,561,581
                                      ============  ============  ============

             Refer to notes to the consolidated financial statements



                         THOMASVILLE BANCSHARES, INC.
                             THOMASVILLE, GEORGIA
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2002 AND 2001


NOTE 1 - ORGANIZATION OF THE BUSINESS

     Thomasville Bancshares, Inc., Thomasville, Georgia (the "Company") was organized in January, 1995 to serve as a holding company for a proposed de novo bank, Thomasville National Bank, Thomasville, Georgia (the "Bank"). The Company commenced banking operations on October 2, 1995. The Bank is primarily engaged in the business of obtaining deposits and providing commercial consumer and real estate loans to the general public. The Bank operates out of two banking offices, both in Thomasville, Georgia. The Bank's deposits are each insured up to $100,000 by the Federal Deposit Insurance Corporation (the "FDIC") subject to certain limitations imposed by the FDIC. In 2001, the Bank formed a subsidiary, TNB Financial Services, Inc. (the "TNBF"). TNBF commenced operations in early 2002 by providing financial services, such as financial planning, investments, trusts, wills and estates. In July 2002, the Company acquired Joseph Parker & Co., Inc. ("JPC"), a federally registered investment advisory firm with approximately $200 million under management. Following the acquisition, JPC became a wholly-owned subsidiary of the Company.


NOTE 2 - SUMMARY OF  SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION AND RECLASSIFICATION. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior years' amounts have been reclassified to conform to the current year presentation. Such reclassifications had no impact on net income or shareholders' equity.

     BASIS OF ACCOUNTING. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices in the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and income and expenses during the reporting periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for possible loan losses and the valuation of real estate acquired in connection with foreclosure proceedings.

     CASH AND DUE FROM BANKS. The Company maintains deposit relationships with other banks which deposits amounts, at times, may exceed federally insured limits. The Company has not experienced any material loss from such deposit relationships.

     INVESTMENT SECURITIES. Investment securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Investment securities held for current resale are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. Investment securities not classified either as securities held-to-maturity or trading securities are classified as available-for-sale. Generally, in the available-for-sale category are securities that are held to meet investment objectives such as interest rate risk, liquidity management and asset-liability management strategies among others. Available-for-sale securities are reported at fair market with unrealized holding gains and losses reported in a separate component of accumulated other comprehensive income, net of applicable deferred income taxes. The classification of investment securities as held-to-maturity, trading or available-for-sale is determined at the date of purchase.

     Realized gains and losses from sales of investment securities are determined based upon the specific identification method. Premiums and discounts are recognized in interest income using the level-yield method over the period to maturity.

     Management periodically evaluates investment securities for other than temporary declines in value and records losses, if any, through an adjustment to earnings.

     LOANS, INTEREST AND FEE INCOME ON LOANS. Loans are reported at their outstanding principal balance adjusted for charge-off, unearned discount, unamortized loan fees and the allowance for possible loan losses. Interest income is recognized over the term of the loan based on the principal amount outstanding. Non-refundable loan fees are taken into income to the extent they represent the direct cost of initiating a loan; the amount in excess of direct costs is deferred and amortized over the expected life of the loan.

     Accrual of interest on loans is discontinued either when (i) reasonable doubt exists as to the full or timely collection of interest or principal or when (ii) a loan becomes contractually past due by 90 days or more with respect to interest or principal. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period nterest income, and the loan is accounted for on the cash or cost recovery method. Loans are returned to accruing status only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

     Impaired loans are loans that based upon current information, it is deemed probable that the Company will be unable to collect all amounts due according to the contractual terms of the agreement. Impaired loans may include accruing as well as non-accruing loans. Accounting standards require impaired loans to be measured based on: (a) the present value of expected future cash flows discounted at the loan's original effective interest rate; or (b) the loan's observable market price; or (c) the fair value of the collateral if the loan is collateral dependent.

     ALLOWANCE FOR POSSIBLE LOAN LOSSES.   The allowance for possible loan
losses (the "Allowance") represents management's estimate of probable losses inherent in the loan portfolio. The Allowance is established through provisions charged to operations. Loans deemed to be uncollectible are charged against the Allowance, and subsequent recoveries, if any, are credited to the Allowance.
The adequacy of the Allowance is based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy of underlying collateral, changes in the nature and volume of the loan portfolio, review of specific problem loans, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. The evaluation for the adequacy of the Allowance is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's Allowance. Such agencies may require the Company to recognize additions to the Allowance based on their judgments about information available to them at the time of their examination.

     PROPERTY AND EQUIPMENT. Building, furniture, and equipment are stated at cost, net of accumulated depreciation. Land is carried at cost. Depreciation is computed using the straight line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in operations. The Company had no capitalized lease obligations at December 31, 2002 and 2001.

     OTHER REAL ESTATE. Other real estate represents property acquired by the Company in satisfaction of a loan. Other real estate is carried at the lower of: (i) cost; or (ii) fair value less estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales and other estimates of value obtained principally from independent sources. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan loss and charged against the allowance for loan losses. Gain or loss on the sale of the property and any subsequent adjustments to reflect changes in fair value of the property are reflected in the income statement. Recoverable costs relating to the development and improvement of the property are capitalized whereas routine holding costs are charged to expense.

     INCOME TAXES. Deferred income taxes (included in other assets) are provided for temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements at the statutory tax rate. The components of other comprehensive income included in the consolidated statements of shareholders' equity have been computed based upon a 34% effective tax rate.

     CASH AND CASH EQUIVALENTS. For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased or sold for one day periods. The cash equivalents are readily convertible to known amounts of cash and present insignificant risk of changes in value due to maturity dates of 90 days or less.

     OPERATING SEGMENTS. The Company's business activities are currently confined to two segments: (i) community/urban banking, including traditional banking services (through the Bank) and other enhanced services, such as financial planning, investments, trusts (through TNBF), and; (ii) money management services (through JPC).

     INCOME PER SHARE. Basic income per share is determined by dividing net income by the weighted-average number of common shares outstanding. Diluted income per share is determined by dividing net income by the weighted average number of common shares outstanding increased by the number of common shares that would be issued assuming the exercise of stock options. This also assumes that only options with an exercise price below the existing market price will be exercised. In computing net income per share, the Company uses the treasury stock method.

     TRUST AND MONEY MANAGEMENT ASSETS AND INCOME. Property and funds held by the Company and its subsidiaries in a fiduciary or other capacity for the benefit of its customers are not included in the accompanying consolidated financial statements since such items are not assets of the Company. Income earned from fees charged against trust assets, including money management services, are recognized in the Company's consolidated income statements.

     STOCK-BASED COMPENSATION. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and related interpretations, in accounting for its employee stock options rather than the alternative fair value accounting allowed by SFAS No. 123, "Accounting for Stock-Based Compensation." APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro-forma disclosure of the impact of applying the fair value method of SFAS No. 123.

     The following is a reconciliation of reported and pro-forma net income and net income per share for the periods below:

                                                Year Ended December 31,
                                        ------------------------------------
                                            2002         2001         2000
                                            ----         ----         ----

   Net income, as reported              $1,756,968   $1,682,027   $1,518,568
   Stock-based compensation expense          7,597       11,669       10,369
                                         ---------    ---------    ---------
   Pro-forma (fair value) net income    $1,749,371   $1,670,358   $1,508,199
                                         =========    =========    =========
   Basic income per share:
   As reported                          $     1.23   $     1.21   $     1.10
                                         =========    =========    =========
   Pro-forma                            $     1.22   $     1.20   $     1.09
                                         =========    =========    =========

   Diluted income per share:
   As reported                          $     1.19   $     1.16   $     1.06
                                         =========    =========    =========
   Pro-forma                            $     1.18   $     1.15   $     1.05
                                         =========    =========    =========

   Pro-forma value of option            $    N/A     $     7.70   $     6.87
                                         =========    =========    =========

     The pro-forma (fair value) was estimated at the date of grant using the Black-Scholes option pricing model ("BLSC Model"). Note, however, that no options were granted during calendar year 2002. BLSC Model requires the input of highly subjective assumptions, including the expected stock price volatility, and risk-free interest rates. Since changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion, existing models (such as the BLSC Model) do not necessarily provide a reliable single measure of the fair value of the Company's options.

     Below are details concerning the input assumptions utilized in conjunction with BLSC Model to produce the estimates for pro-forma (fair value) income for the periods below.

                                                Year Ended December 31,
                                        ------------------------------------
                                            2002         2001         2000
                                            ----         ----         ----
     Risk-free interest rate                3.96%        5.06%        5.0%
     Dividend yield                         2.0 %        2.3 %        2.3%
     Volatility factor                     23.0 %       18.8 %       20.0%
     Weighted average life of option       10 yrs       10 yrs       10 yrs

     GOODWILL AND OTHER INTANGIBLES. Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired in business combinations. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", ("SFAS
No. 142") and, on October 1, 2002, adopted Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions" ("SFAS No. 147"), which applies specifically to branch purchases that qualify as business combinations. Under SFAS No. 142 and No. 147, goodwill is no longer amortized but is subject to an annual impairment test. Under SFAS No. 142, the goodwill impairment assessment is performed at least annually. Based upon this assessment of the fair value of the reporting unit, the Company concluded the recorded value of goodwill was not impaired as of December 31, 2002.

     RECENT ACCOUNTING PRONOUNCEMENTS. In December 2001, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 01-6, "Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others." SOP 01-6 reconciles the specialized accounting and financial reporting guidance in the existing Banks and Savings Institutions Guide, Audits of Credit Unions Guide, and Audits of Finance Companies Guide. The SOP eliminates differences in accounting and disclosure established by the respective guides and carries forward accounting guidance for transactions determined to be unique to certain financial institutions. Adoption of this pronouncement has not had a material impact on the Company's results of operations or financial position.

     In October 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 147, "Acquisitions of Certain Financial Institutions," which addresses accounting for the acquisition of certain financial institutions. The provisions of SFAS No. 147 rescind the specialized accounting guidance in paragraph 5 of SFAS No. 72 and would require unidentifiable intangible assets to be reclassified to goodwill if certain criteria are met. Financial institutions meeting the conditions outlined in SFAS No. 147 will be required to restate previously issued financial statements after September 30, 2002.
The adoption of SFAS No. 147 has had no material impact on the Company's results of operations or financial position.

     In December 2002, FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amended SFAS No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, this statement amended the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the chosen method on reporting results. The provisions of SFAS No. 148 are effective for annual periods ending December 15, 2002, and for interim periods beginning after December 15, 2002.

     In November 2002, FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." It addresses the accounting for the stand-ready obligation under guarantees. A guarantor is required to recognize a liability with respect to its stand-ready obligation under the guarantee even if the probability of future payments under the guarantee is remote. The initial liability will be measured as the fair value of the stand-ready obligation. Additionally, the Interpretation addresses the disclosure requirements for guarantees including the nature and terms of the guarantees, maximum potential for future amounts and the carrying amount of the liabilities. The disclosure requirements are effective for interim and annual financial statements ending after December 15, 2002. The initial recognition and measurement provisions are effective for all guarantees within the scope of Interpretation 45 issued or modified after December 31, 2002. Commercial letters of credit and other loan commitments, which are commonly thought of as guarantees of funds were not included in the scope of interpretation. The Company has made relevant disclosures in the current year financial statements. The Company does not expect the adoption of Interpretation No. 45 to have a material impact on its financials.


NOTE 3 - FEDERAL FUNDS SOLD

     The Bank is required to maintain legal cash reserves computed by applying prescribed percentages to its various types of deposits. When the Bank's cash reserves are in excess of the required amount, the Bank may lend the excess to other banks on a daily basis. At December 31, 2002 and 2001, the Bank was a net seller in the federal funds market. Below is pertinent information:

                                                       December 31,
                                               -----------------------------
                                                    2002            2001
                                                    ----            ----
     Federal funds sold                          $1,714,481      $  417,202
     Federal funds purchased                         -  -           (61,000)
                                                  ---------       ---------
     Federal funds sold, net                     $1,714,481      $  356,202
                                                  =========       =========



NOTE 4 - SECURITIES AVAILABLE-FOR-SALE

     The amortized costs and estimated market values of securities available-for-sale as of December 31, 2002 follow:

                                             Gross
                                           Unrealized
                          Amortized        ----------         Estimated
Description                  Costs       Gains    Losses    Market Values
-----------               -----------    -----    ------    -------------
U.S. Treasury            $  6,050,600  $ 77,860  $  -  -    $  6,128,460
GA Tax-Credit Fund            450,000     -  -      -  -         450,000
Corporate equity              240,000     -  -      -  -         240,000
FRB, FHLB stock               840,000     -  -      -  -         840,000
                         ------------  --------  --------   ------------
   Total securities      $  7,580,600  $ 77,860  $  -  -    $  7,658,460
                         ============  ========  ========   ============

     All national banks are required to hold FRB stock and all members of the Federal Home Loan Bank are required to hold FHLB stock. Since no ready market exists for either stock, both FRB and FHLB stocks are reported at cost.

     The amortized costs and estimated market values of securities available-for-sale as of December 31, 2001 follow:

                                             Gross
                                           Unrealized
                          Amortized        ----------         Estimated
Description                  Costs       Gains    Losses    Market Values
-----------               -----------    -----    ------    -------------
U.S. Treasury            $    500,000  $ 18,682  $  -  -    $    518,682
U.S. Agency                 5,250,128    53,059   (29,174)     5,274,013
GA Tax-Credit Fund            466,667     -  -      -  -         466,667
FRB and FHLB stock            635,800     -  -      -  -         635,800
Corporate equity              240,000     -  -      -  -         240,000
                         ------------  --------  --------   ------------
   Total securities      $  7,092,595  $ 71,741  $(29,174)  $  7,135,162
                         ============  ========  ========   ============

     The amortized costs and estimated market values of securities available-for-sale at December 31, 2002, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Amortized         Estimated
                                           Costs         Market Values
                                        -----------      -------------
	Due in one year or less           $    50,000      $    50,000
	Due after one through five years    5,450,600        5,510,960
	Due after five through ten years    1,000,000        1,017,500
	FRB, FHLB, corporate equity
       (no maturity)                      1,080,000        1,080,000
                                        -----------      -----------
	    Total securities              $ 7,580,600      $ 7,658,460
                                        ===========      ===========

     There were no sales of securities during the calendar years 2002 and 2001. Proceeds from sales of securities during the calendar year 2000 were $500,000, with no corresponding gain or loss on the sales. As of December 31, 2002 and 2001, securities with aggregate par values of $4,125,000 and $5,450,000, respectively, were pledged to secure public funds, repurchase agreements and for other purposes required or permitted by law.


NOTE 5 - LOANS

     The composition of net loans by major loan category, as of December 31, 2002 and 2001, follows:

                                                        December 31,
                                              -----------------------------
                                                   2002            2001
                                                   ----            ----
	Commercial, financial, agricultural     $  34,841,078   $  40,032,109
	Real estate - construction                 11,587,729       6,333,530
	Real estate - mortgage                    101,045,677      80,747,146
	Installment                                 9,147,557       8,787,723
                                              -------------   -------------
	Loans, gross                            $ 156,622,041   $ 135,900,508
	Deduct:
	 Allowance for loan losses                 (1,722,097)     (1,564,769)
                                              -------------   -------------
	    Loans, net                          $ 154,899,944   $ 134,335,739
                                              =============   =============

     At December 31, 2002 and 2001, the total recorded investment in impaired loans, all of which had allowances determined in accordance with FASB Statements No. 114 and No. 118, amounted to approximately $3,650,260 and $4,640,644, respectively. The average recorded investment in impaired loans amounted to approximately $4,329,882 and $3,835,462 for the years ended December 31, 2002 and 2001, respectively. The Allowance related to impaired loans amounted to approximately $320,451 and $934,727 at December 31, 2002 and 2001, respectively. The balance of the Allowance in excess of the above specific reserves is available to absorb the inherent losses of all other loans. Interest income recognized on impaired loans for the years ended December 31, 2002 and 2001 amounted to $269,985 and $351,311, respectively. The amount of interest recognized on impaired loans using the cash method of accounting was not material for the years ended December 31, 2002 and 2001. Loans on non-accrual status at December 31, 2002 and 2001 had outstanding balances of $188,122 and $595,646, respectively. Interest recognized on non-accruing loans at December 31, 2002 and 2001 was not material. The company has no commitments to lend additional funds to borrowers whose loans have been modified.


NOTE 6 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

     The allowance for possible loan losses is a valuation reserve available to absorb future loan charge-offs. The Allowance is increased by provisions charged to operating expenses and by recoveries of loans which were previously written-off. The Allowance is decreased by the aggregate loan balances, if any, which were deemed uncollectible during the year.

     Individual consumer loans are predominantly undersecured, and the allowance for possible losses associated with these loans has been established accordingly. The majority of the non-consumer loan categories are generally secured by real-estate, receivables, inventory, machinery, equipment, or financial instruments. The amount of collateral obtained is based upon management's evaluation of the borrower.

     Activity within the Allowance account for the years ended December 31, 2002, 2001 and 2000 follows:

                                           Years ended December 31,
                                   -------------------------------------
                                        2002         2001         2000
                                        ----         ----         ----
Balance, beginning of year         $ 1,564,769  $ 1,365,057  $ 1,109,707
Add:  Provision for loan losses        240,000      415,000      510,000
Add:  Recoveries of previously
      charged off amounts               61,989       15,690        4,064
                                   -----------  -----------  -----------
   Total                           $ 1,866,758  $ 1,795,747  $ 1,623,771
Deduct: Amount charged-off            (144,661)    (230,978)    (126,511)
                                   -----------  -----------  -----------
Balance, end of year               $ 1,722,097  $ 1,564,769  $ 1,365,057
                                   ===========  ===========  ===========


NOTE 7 - PROPERTY AND EQUIPMENT

     Buildings, furniture and equipment are stated at cost less accumulated depreciation. Components of property and equipment included in the consolidated balance sheets at December 31, 2002 and 2001 follow:

                                                   December 31,
                                            -------------------------
                                                2002          2001
                                                ----          ----
	Land                                  $   943,862   $   943,862
	Buildings                               2,596,818     1,913,508
	Furniture, equipment                    1,961,866     1,617,549
	Construction in progress                    1,308       285,463
                                            -----------   -----------
	  Property and equipment, gross       $ 5,503,854   $ 4,760,382
	Deduct:
	 Accumulated depreciation              (1,335,810)   (1,065,568)
                                            -----------   -----------
	    Property and equipment, net       $ 4,168,044   $ 3,694,814
                                            ===========   ===========

     Depreciation expense for the years ended December 31, 2002, 2001 and 2000 amounted to $352,509, $298,327 and $285,428, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

               Type of Asset        Life in Years  Depreciation Method
               -------------        -------------  -------------------
         Furniture and equipment       3 to 7        Straight-line
         Building                        39          Straight-line

     As of December 31, 2002, management had no plans for significant capital expenditures in the foreseeable future.


NOTE 8 - COMMITMENTS AND CONTINGENCIES

     In the normal course of business, there are various outstanding commitments to extend credit in the form of unused loan commitments and standby letters of credit that are not reflected in the consolidated financial statements. Since commitments may expire without being exercised, these amounts do not necessarily represent future funding requirements. The Company uses the same credit and collateral policies in making commitments as those it uses in making loans.

     At December 31, 2002 and 2001, the Company had unused loan commitments of approximately $17.6 million and $19.9 million, respectively. Additionally, standby letters of credit of approximately $988,000 and $0 were outstanding at December 31, 2002 and 2001, respectively. The majority of these commitments are collateralized by various assets. No material losses are anticipated as a result of these transactions.

     The Company and its subsidiaries are subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company and its subsidiary.

     JPC operates from an office space that is leased from an unrelated party. The lease agreement is for one year beginning August 1, 2002 and ending on July 31, 2003. Lease expense for the year ended December 31, 2002 amounted to $11,100. Future lease commitments aggregate $12,950, all expiring during calendar year 2003.

     Please refer to Note 14 concerning stock options earned by directors and executive officers.


NOTE 9 - BORROWINGS

     Borrowings from FHLB totaled $12.0 million and $6.0 million at December 31, 2002 and 2001, respectively. Below are additional details concerning these borrowings:

                                              First
         Outstanding Borrowings              Possible
               December 31,                  Interest
           ------------------               Adjustment   Principal  Maturity
            2002          2001     Rate    or Call Date  Amortizing   Date
            ----          ----     ----  --------------- ----------   ----
        $   -  -       $1,000,000  3.87%       N/A          No      8-29-2002
          1,000,000     1,000,000  5.26%    4-21-2004       No      4-21-2009
          1,000,000     1,000,000  4.41%       N/A          No      8-25-2003
          1,000,000     1,000,000  3.33%       N/A          No      9-06-2011
          2,000,000     2,000,000  4.70%    9-14-2006       No      9-14-2011
          1,000,000       -  -     5.13%       N/A          No      1-22-2007
          1,000,000       -  -     4.80%       N/A          No      1-23-2006
          1,000,000       -  -     4.27%       N/A          No      1-24-2005
          1,000,000       -  -     2.53%       N/A          No      1-22-2003
          1,000,000       -  -     4.62%       N/A          No      5-16-2005
          1,000,000       -  -     2.91%       N/A          No      5-14-2003
          1,000,000       -  -     3.81%       N/A          No     11-19-2007
         ----------    ----------  -----    ---------      ---      ---------
Total   $12,000,000    $6,000,000   N/A        N/A         N/A         N/A
         ==========    ==========  =====    =========      ===      =========

     FHLB has the option to convert two of the above advances into other adjustable instruments or demand full payment on the adjustment date indicated above. These particular advances have an adjustment or call date. At December 31, 2002 and 2001, the above borrowings were secured by loans collateralized by residential real estate in the amount of approximately $47.7 million and $41.8 million, respectively. In addition, the above borrowings were also secured by FHLB stock carried on the Company's balance sheets at $600,000 and $395,800 at December 31, 2002 and 2001, respectively. Interest expense incurred on FHLB borrowings for the calendar years 2002 and 2001 amounted to $461,788 and $134,530, respectively.

     On June 27, 2002, the Company executed, under a twelve-year line of credit agreement (the "LOC"), a $4.0 million loan with an unrelated financial institution. For the initial two years, only quarterly interest payments are required; thereafter, a 10% annual principal reduction, together with quarterly interest payments are required by the lender. The LOC carries a rate of prime less 1%, and it is secured by the Bank's common stock. The LOC includes several positive and negative covenants that, in effect, protect the lender in the event the Company experiences financial reversals. At December 31, 2002, the principal balance outstanding on the above LOC was $2,728,840, and for the year ended December 31, 2002, the Company incurred $41,108 in interest expense relating to the above LOC.

     Prior to the Company's acquisition of JPC, JPC incurred a long-term liability which remained on the books following the acquisition. The liability is unsecured and requires a quarterly payment of principal and interest of $16,250. At December 31, 2002, the outstanding balance on the above indebtedness was $422,000 and the interest expense which was incurred during 2002 and since JPC was acquired by the Company was $17,033.


NOTE 10 - DEPOSITS

     The following details deposit accounts at December 31, 2002 and 2001:

                                                   December 31,
                                            -------------------------
                                                2002          2001
                                                ----          ----
     Non-interest bearing deposits         $ 22,324,716  $ 16,562,792
     Interest bearing deposits:
        NOW accounts                         33,048,097    31,353,788
        Money market accounts                43,412,803    30,585,436
        Savings                               4,647,792     4,040,544
        Time, less than $100,000             28,790,291    24,797,804
        Time, $100,000 and over              21,696,689    25,372,693
                                           ------------  ------------
         Total deposits                    $153,920,388  $132,713,057
                                           ============  ============

	At December 31, 2002, the scheduled maturities of all certificates of deposit were as follows:

                     Year Ended
                     December 31,           Amount
                     ------------        ------------
                        2003             $ 40,239,791
                        2004                4,816,222
                        2005                3,986,778
                        2006                1,120,316
                        2007                  323,873
                                         ------------
                        Total            $ 50,486,980
                                         ============


NOTE 11 - INTEREST ON DEPOSITS AND BORROWINGS

     A summary of interest expense for the years ended December 31, 2002, 2001 and 2000 follows:
                                                       December 31,
                                          -------------------------------------
                                              2002         2001         2000
                                              ----         ----         ----
      Interest on NOW accounts            $   408,881  $   702,317  $   452,784
      Interest on money market accounts       959,642    1,274,185    1,349,408
      Interest on savings accounts             65,720       93,218       91,895
      Interest on CDs under $100,000        1,154,776    1,452,917    1,369,589
      Interest on CDs $100,000 and over     1,134,607    1,547,119    1,246,757
      Interest, other borrowings              522,053      138,262      159,582
                                          -----------  -----------  -----------
        Total interest on
        deposits and borrowings           $ 4,245,679  $ 5,208,018  $ 4,670,015
                                          ===========  ===========  ===========


NOTE 12 - OTHER OPERATING EXPENSES

     A summary of other operating expenses for the years ended December 31, 2002, 2001 and 2000 follows:

                                                       December 31,
                                          -------------------------------------
                                              2002         2001         2000
                                              ----         ----         ----
      Postage and delivery                $    81,301  $    69,103  $    63,969
      Supplies and printing                   127,806       77,665       78,924
      Regulatory assessments                   81,317       70,681       62,137
      Taxes & insurance                       121,551      108,882       90,645
      Utilities & telephone                    91,222       81,675       75,152
      Repairs & maintenance                   138,181       86,521       80,518
      Service contracts                       128,471       83,992       60,686
      Directors' fees                          88,204       88,847       56,900
      Other expenses                          218,636       86,086      108,683
                                          -----------  -----------  -----------
        Total other operating expenses    $ 1,076,689  $   753,452  $   677,614
                                          ===========  ===========  ===========


NOTE 13 - INCOME TAXES

     As of December 31, 2002, 2001 and 2000, the Company's provision for income taxes consisted of the following:

                                                       December 31,
                                          -------------------------------------
                                              2002         2001         2000
                                              ----         ----         ----
      Current                             $   790,155  $   805,778  $   825,380
      Deferred                                 53,492       44,642      106,299
                                          -----------  -----------  -----------
      Income tax expense                  $   843,647  $   850,420  $   931,679
                                          ===========  ===========  ===========

     The provisions for income taxes applicable to income before taxes for the years ended December 31, 2002, 2001, and 2000 differ from amounts computed by applying the statutory federal income tax rates to income before taxes. The effective tax rate and the statutory federal income tax rate are reconciled as follows:
                                                       December 31,
                                          -------------------------------------
                                              2002         2001         2000
                                              ----         ----         ----
      Federal statutory income tax rate       34.0%        34.0%        34.0%
      State income tax,
        net of Federal benefit                 4.4%         4.0%         2.8%
      Tax-exempt interest, net                (3.1%)       (3.8%)       (1.9%)
      Change in valuation allowance            1.7%         2.0%         3.5%
      Low-income tax credit                   (4.4%)       (1.6%)        - -
      Other                                   (0.2%)       (1.0%)       (0.4%)
                                              -----        -----        -----
         Effective tax rate                   32.4%        33.6%        38.0%
                                              =====        =====        =====

     The tax effects of the temporary differences that comprise the net deferred tax assets at December 31, 2002, 2001 and 2000 are presented below:

                                                       December 31,
                                          -------------------------------------
                                              2002         2001         2000
                                              ----         ----         ----
    Deferred tax assets:
      Allowance for loan losses           $   585,513  $   532,021  $   480,269
      Unrealized gain, securities             (26,472)     (14,473)        (955)
      Deferred asset, depreciation              -  -         -  -         7,110
      Valuation reserve                      (539,119)    (485,627)    (433,875)
                                          -----------  -----------  -----------
        Net deferred tax asset            $    19,922  $    31,921  $    52,549
                                          ===========  ===========  ===========

     There was a net change in the valuation allowance during calendar years 2002 and 2001. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projection for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of those deductible differences, net of the existing valuation allowance at December 31, 2002.


NOTE 14 - RELATED PARTY TRANSACTIONS

     STOCK OPTIONS. During the calendar years 2002, 2001 and 2000, the Company granted zero, 3,400 and 6,200 stock options, respectively, to its employees. Upon surrender with a cash consideration ranging from $15.00 to $20.00, each option will convert into one share of the Company's common stock. These options are vested equally over three years and have an expiration date of ten years from the date of grant. As of December 31, 2002, 2001 and 2000, there were 24,600, 54,600 and 48,400 stock options outstanding, respectively. Pertinent information concerning the options follows:

                                                        December 31,
                                           ------------------------------------
                                               2002         2001         2000
                                               ----         ----         ----
  Options granted                              -  -          6,200        3,400
  Options forfeited                            -  -         -  -         -  -
  Options exercised                           (30,000)      -  -        (15,000)
  Options, beginning of year                   54,600       48,400       60,000
                                              -------      -------      -------
  Options, end of year                         24,600       54,600       48,400
                                              =======      =======      =======

  Range of exercise price of options granted    N/A       $15 to $20     $15.00
  Average exercise price of options granted     N/A         $17.26       $15.00
  Average exercise price
   of options outstanding                      $9.47         $7.01        $5.70

     BENEFIT PLANS. The Company has a profit sharing plan as well as a savings plan administered under the provisions of the Internal Revenue Code Section 401(K). During the calendar years 2002, 2001 and 2000, the Company contributed $161,468, $122,246 and $114,586, respectively, to the above plans.


     COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS. In March 1996, the Board of Directors of the Company approved a deferred compensation plan (the "Plan") for the Company's and Bank's directors which grants to each member restricted shares of the Company's common stock as follows: (a) ten shares for each Bank or Company committee meeting attended (later increased to 20 shares), and (b) twenty shares for each Bank or Company Board of Directors meeting attended (later increased to 30 shares). Shares of restricted stock granted pursuant to the Plan shall not vest until the earlier to occur of:
(a) the retirement of a director from the Company's Board of Directors; or
(b) a change in control of the Company. Since year-end 1998, the Board of Directors has granted restricted shares to the Company's executive officers on an annual basis. These shares vest only upon the officers' retirement or upon a change in control. Respectively, as of December 31, 2002 and 2001, there were 28,222 and 22,372 shares of restricted stock outstanding for the benefit of directors and executive officers. The income statements contain charges of $88,204, $88,847 and $49,100 reflecting the restricted stock grants for calendar years 2002, 2001, and 2000.

     BORROWINGS AND DEPOSITS BY DIRECTORS AND EXECUTIVE OFFICERS. Certain directors, principal officers and companies with which they are affiliated are customers of and have banking transactions with the Bank in the ordinary course of business. As of December 31, 2002 and 2001, loans outstanding to directors, their related interests and executive officers aggregated $10,272,046 and $10,155,584, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties. In the opinion of management, loans to related parties did not involve more than normal credit risk or present other unfavorable features.

     A summary of the related party loan transactions during the calendar years 2002 and 2001 follows:

                                           Insider Loan Transactions
                                           -------------------------
                                              2002           2001
                                              ----           ----
       Balance, beginning of year         $10,155,584    $ 6,358,286
       New loans                            2,132,235      4,745,998
       Less:  Principal reductions         (2,015,773)      (948,700)
                                           ----------     ----------
       Balance, end of year               $10,272,046    $10,155,584
                                           ==========     ==========

     Deposits by directors and their related interests, as of December 31, 2002 and 2001 approximated $8,061,558 and $7,322,662, respectively.


NOTE 15 - CONCENTRATIONS OF CREDIT

     The Company originates primarily commercial, residential, and consumer loans to customers in Thomas County, Georgia, and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on economic conditions prevailing at the time in Thomas County and the surrounding counties.

     Approximately seventy-two percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth under Note 5.

     The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Bank's statutory capital, or approximately $2,145,000.


NOTE 16 - REGULATORY MATTERS

     The Company is governed by various regulatory agencies. Bank holding companies and their nonbanking subsidiaries are regulated by the FRB. National banks are primarily regulated by the OCC. All federally-insured banks are also regulated by the FDIC. The Company's banking subsidiary is a national bank, which is insured by the FDIC.

     Various requirements and restrictions under federal and state laws regulate the operations of the Company. These laws, among other things, require the maintenance of reserves against deposits, impose certain restrictions on the nature and terms of the loans, restrict investments and other activities, and regulate mergers and the establishment of branches and related operations. The ability of the parent company to pay cash dividends to its shareholders and service debt may be dependent upon cash dividends from its subsidiary bank. The subsidiary bank is subject to limitations under federal law in the amount of dividends it may declare. At December 31, 2002, approximately $1.2 million of the Bank's retained earnings was available for dividend declaration without prior regulatory approval.

     The banking industry is also affected by the monetary and fiscal policies of regulatory authorities, including the FRB. Through open market securities transactions, variations in the discount rate, the establishment of reserve requirements and the regulation of certain interest rates payable by member banks, the FRB exerts considerable influence over the cost and availability of funds obtained for lending and investing. Changes in interest rates, deposit levels and loan demand are influenced by the changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities. Pursuant to the FRB's reserve requirements, the Bank was required to maintain certain cash reserve balances with the Federal Reserve System of approximately $2.1 million and $1.7 million at December 31, 2002 and 2001, respectively.

     The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

     Qualitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that the Company and the Bank, as of December 31, 2001, meet all capital adequacy requirements to which they are subject.

     As of December 31, 2002, the Bank was considered to be Well Capitalized. There are no conditions or events since December 31, 2002 that management believes have changed the Bank's Well Capitalized category. To be categorized as Adequately Capitalized or Well Capitalized, the Bank must maintain the following capital ratios:

                                              Adequately        Well
                                              Capitalized   Capitalized
                                              -----------   -----------
	Total risk-based capital ratio             8.0%           10.0%
	Tier 1 risk-based capital ratio            4.0%            6.0%
	Tier 1 leverage ratio                      4.0%            5.0%

     The Company's and the Bank's actual capital amounts and ratios are presented in the following table:

                                              Minimum Regulatory Capital
                                                 Guidelines for Banks
                                             ----------------------------
                                              Adequately        Well
(Dollars in thousands)            Actual      Capitalized    Capitalized
                              -------------  -------------  -------------
                              Amount  Ratio  Amount  Ratio  Amount  Ratio
As of December 31, 2002:
Total capital-risk-based
(to risk-weighted assets):
   Bank                      $15,990  11.2% $11,358 >= 8%  $14,198 >= 10%
   Consolidated               17,379  11.9%  11,691 >= 8%     N/A  >= N/A

Tier 1 capital-risk-based
(to risk-weighted assets):
   Bank                      $14,268  10.0%  $5,679 >= 4%  $ 8,519 >= 6%
   Consolidated               15,657  10.7%   5,845 >= 4%     N/A  >= N/A

Tier 1 capital-leverage
(to average assets):
   Bank                      $14,268   8.0%  $7,147 >= 4%  $ 8,934 >= 5%
   Consolidated               15,657   8.6%   7,314 >= 4%     N/A  >= N/A


                                              Minimum Regulatory Capital
                                                 Guidelines for Banks
                                             ----------------------------
                                              Adequately        Well
(Dollars in thousands)            Actual      Capitalized    Capitalized
                              -------------  -------------  -------------
                              Amount  Ratio  Amount  Ratio  Amount  Ratio
As of December 31, 2001:
Total capital-risk-based
(to risk-weighted assets):
   Bank                      $14,495  11.8%  $9,822 >= 8%  $12,278 >= 10%
   Consolidated               15,352  12.5%   9,844 >= 8%     N/A  >= N/A

Tier 1 capital-risk-based
(to risk-weighted assets):
   Bank                      $12,960  10.6%  $4,911 >= 4%  $ 7,367 >= 6%
   Consolidated               13,814  11.2%   4,922 >= 4%     N/A  >= N/A

Tier 1 capital-leverage
(to average assets):
   Bank                      $12,960   9.1%  $5,709 >= 4%  $ 7,136 >= 5%
   Consolidated               13,814   9.7%   5,725 >= 4%     N/A  >= N/A


NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, "Disclosure about Fair Values of Financial Instruments", excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

     The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

     CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD. The carrying amounts of cash and due from banks and federal funds sold approximate their fair value.

     AVAILABLE-FOR-SALE SECURITIES. Fair values for securities are based on quoted market prices. Fair value for FRB stock and FHLB stock approximate their carrying values based on their redemption provisions.

     LOANS. The fair values of the Company's loans and lease financing have been estimated using two methods: (1) the carrying amounts of short-term and variable rate loans approximate fair values excluding certain credit card loans which are tied to an index floor; and (2) for all other loans, the discounting of projected future cash flows. When using the discounting method, loans are pooled in homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers at year end. In addition, when computing the estimated fair values for all loans, the allowance for loan losses is subtracted from the calculated fair values for consideration of credit issues.

     ACCRUED INTEREST RECEIVABLE. The carrying amount of accrued interest receivable approximates the fair value.

     DEPOSITS. The carrying amounts of demand deposits and savings deposits approximate their fair values. The methodologies used to estimate the fair values of all other deposits are similar to the two methods used to estimate the fair values of loans. Deposits are pooled in homogeneous groups and the future cash flows of these groups are discounted using current market rates offered for similar products at year end.

     BORROWINGS. The fair value of borrowings are estimated by discounting future cash flows using current market rates for similar types of borrowing arrangements.

     ACCRUED INTEREST PAYABLE. The carrying amount of accrued interest payable approximates the fair value.

     OFF-BALANCE SHEET INSTRUMENTS. Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

     The following table presents the carrying amounts and fair values of the specified assets and liabilities held by the Company at December 31, 2002 and 2001. The information presented is based on pertinent information available to management as of December 31, 2002 and 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued since that time, and the current estimated fair value of these financial instruments may have changed since that point in time.

                                December 31,2002         December 31, 2001
                             -----------------------  -----------------------
                               Carrying   Estimated     Carrying    Estimated
                                Amount    Fair Value     Amount     Fair Value
                               --------   ----------    --------    ----------
Financial assets:
 Cash and due from banks   $ 11,827,153 $ 11,827,153  $  6 223,676 $  6,223,676
 Federal funds sold           1,714,481    1,714,153       356,202      356,202
 Securities
   available-for-sale         7,658,460    7,658,460     7,135,162    7,135,162
 Loans, net                 154,899,944  155,779,122   134,335,739  135,875,000
 Accrued interest
   receivable                   952,329      952,329     1,062,976    1,062,976

Financial liabilities:
 Deposits                  $153,920,388 $154,718,961  $132,713,057 $131,950,000
 FHLB borrowings             15,150,845   15,218,813     6,000,000    5,680,000
 Accrued interest payable       306,937      306,937       470,640      470,640


NOTE 18 - SEGMENT REPORTING

     Since the acquisition of JPC on July 1, 2002, the Company has operated in two distinct lines of banking and financial services; (i) banking, including enhanced product lines such as financial planning, investments, trusts, and
(ii) money management services. At December 31, 2002, the banking segment is the principal operating segment of the Company. The money management operating subsidiary, while a distinct segment, it does not meet segment reporting criteria. Accordingly, separate reporting of financial segment information is not considered necessary. However, segment data for calendar year 2002 has been reflected below based on the current structure of the Company.

     The Company's reportable segments are strategic units that offer different services to different clients. They are managed separately because each segment appeals to different markets and, accordingly, requires different strategies.

     The Company's primary source of revenue is from net interest income. Therefore, the segments below are reported using net interest income. The Company also evaluates performance based on non-interest income and non-interest expense, which are also presented as measures of segment profit and loss. Note that "All Other" column below includes JPC and the Parent Company.

                                         Year Ended December 31, 2002
                                 ------------------------------------------
                                      Bank        All Other        Total
                                      ----        ---------        -----
   Net interest income
    after loan provisions        $  5,623,417   $     -  -     $  5,623,417
   Non-interest income                859,232        506,718      1,365,950
   Non-interest expense (1)         3,781,674        607,078      4,388,752
                                  -----------    -----------    -----------
      Income/(loss) before tax   $  2,700,975   $   (100,360)  $  2,600,615
   Income tax                         818,395         25,252        843,647
                                  -----------    -----------    -----------
      Net income/(loss)          $  1,882,580   $   (125,612)  $  1,756,968
                                  ===========    ===========    ===========

   Total Assets (2)              $181,273,488   $  4,114,859   $185,388,347
                                  ===========    ===========    ===========

________________________________

(1) Depreciation expense included in non-interest expense is $331,615 for Bank and $20,894 for All Other. There is no amortization expense.
(2) Total assets presented in All Other column includes goodwill in the amount of $3,417,259; there is no goodwill in the Bank's column.


NOTE 19 - DIVIDENDS

     The primary source of funds available to the Company to pay shareholder dividends and other expenses is from the Bank. Bank regulatory authorities impose restrictions on the amounts of dividends that may be declared by the Bank. Further restrictions could result from a review by regulatory authorities of the Bank's capital adequacy. During calendar years 2002, 2001 and 2000, dividends paid to shareholders amounted to $570,000, $488,250 and $414,000, respectively.


NOTE 20 - PARENT COMPANY FINANCIAL INFORMATION

     This information should be read in conjunction with the other notes to the consolidated financial statements.

                        Parent Company Balance Sheets
                        -----------------------------

                                                          December 31,
                                                ---------------------------
Assets:                                              2002           2001
------                                               ----           ----
Cash                                            $    298,575   $    503,613
Investment in Bank                                14,370,881     13,035,006
Investment in JPC                                    115,632         -  -
Goodwill, JPC                                      3,417,259         -  -
Other investments                                    240,000        240,000
Other assets                                         210,936        253,694
                                                ------------   ------------
   Total Assets                                 $ 18,653,283   $ 14,032,313
                                                ============   ============

Liabilities and Shareholders' Equity:
------------------------------------

Accounts payable                                $    215,703   $    143,200
Note payable                                       2,728,840         -  -
                                                ------------   ------------
   Total Liabilities                            $  2,944,543   $    143,200
                                                ------------   ------------

Common stock                                    $  1,443,558   $  1,395,000
Paid-in-capital                                    8,761,714      8,200,908
Retained earnings                                  5,452,079      4,265,111
Accumulated other comprehensive income                51,389         28,094
                                                ------------   ------------
   Total Shareholders' equity                   $ 15,708,740   $ 13,889,113
                                                ------------   ------------
   Total Liabilities and Shareholders' equity   $ 18,653,283   $ 14,032,313
                                                ============   ============


                    Parent Company Statements of Income
                    -----------------------------------

                                          For the Years Ended December 31,
                                      ----------------------------------------
Revenues:                                 2002          2001           2000
--------                                  ----          ----           ----
Interest income                       $    14,541   $    21,537   $    25,923
Dividend income                           570,000       488,250       414,000
                                      -----------   -----------   -----------
   Total revenues                     $   584,541   $   509,787   $   439,923
                                      -----------   -----------   -----------

Expenses:
--------
Interest                              $    41,102   $    -  -     $    -  -
Operating expenses                        135,618        71,193        65,986
                                      -----------   -----------   -----------
   Total expenses                     $   176,720   $    71,193   $    65,986
                                      -----------   -----------   -----------

Income before equity in undistributed
  earnings of Bank                    $   407,821   $   438,594   $   373,937
Income tax (expense) benefit               -  -          12,580        43,320
Equity in undistributed earnings
  of Bank and JPC                       1,349,147     1,230,853     1,101,311
                                      -----------    ----------   -----------

Net income                            $ 1,756,968   $ 1,682,027   $ 1,518,568
                                      ===========   ===========   ===========


                  Parent Company Statements of Cash Flows
                  ---------------------------------------

                                          For the Years Ended December 31,
                                      ----------------------------------------
Cash flows from operating activities:      2002          2001         2000
------------------------------------       ----          ----         ----
Net income                            $  1,756,968  $  1,682,027  $  1,518,568
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
   Equity in undistributed
   earnings of the Bank                 (1,349,147)   (1,230,853)   (1,101,311)
  Deferred asset                            88,204        88,847        49,100
  Decrease in other asset                   42,758       (50,896)      (64,002)
  Increase in payables                      72,504         6,349        60,577
                                      ------------  ------------  ------------
Net cash provided
 by operating activities              $    611,287  $    495,474  $    462,932
                                      ------------  ------------  ------------

Cash flows from investing activities:
------------------------------------
 Purchase of subsidiary, goodwill     $ (3,417,259) $     -  -    $     -  -
 Investment in equity security              -  -          -  -        (240,000)
 Purchase of equity, JPC                   (79,066)       -  -          -  -
                                      ------------  ------------  ------------
Net cash used by financing activities $ (3,496,325) $     -  -    $   (240,000)
                                      ------------  ------------  ------------

Cash flows from financing activities:
------------------------------------
 Issuance of stock                    $    371,160  $     -  -    $     -  -
 Increase in borrowings                  2,728,840        -  -          -  -
 Exercise of options                       150,000        -  -          75,000
 Cash dividends paid                      (570,000)     (488,250)     (414,000)
                                      ------------  ------------  ------------
Net cash provided
 by financing activities              $  2,680,000  $   (488,250) $   (339,000)
                                      ------------  ------------  ------------

Net decrease in cash
 and cash equivalents                 $   (205,038) $      7,224  $   (116,068)
Cash and cash equivalents,
 beginning of the year                     503,613       496,389       612,457
                                      ------------  ------------  ------------
Cash and cash equivalents,
 end of year                          $    298,575  $    503,613  $    496,389
                                      ============  ============  ============